Exhibit 99.h5

ALPS Fund Services, Inc. (“ALPS”)	July 7, 2016
1290 Broadway, Suite 1100
Denver, CO 80203

And

Context Capital Funds (“Context”)

325 John H. McConnell Boulevard, Suite 150

Columbus, OH 43215

Re:          Consent to Assignment of Administration, Bookkeeping and Pricing Services Agreement and Transfer Agency and Services Agreement each dated November 1, 2015 (together, the “ALPS Agreements”)

To Whom It May Concern:

ALPS, Context and Beacon Hill Fund Services, Inc. (“BHFS”) entered into ALPS Agreements as defined above, pursuant to which BHFS provides certain services to Context.

In accordance with an Acquisition Agreement by and among Diamond Hill Investment Group, Inc. (“DHIG”), BHFS (together with DHIG, the “Sellers”), Foreside Financial Group, LLC on behalf of its affiliates (the “Buyer”) , dated as of June 15, 2016, Sellers have agreed to sell substantially all of the assets of BHFS to Buyer (the “Transaction”). In accordance with the Acquisition Agreement, the ALPS Agreements will be assigned to Buyer or one of the affiliates, effective as of the closing date of the Transaction. Pursuant to Sections 17 and 21 of the ALPS Agreements, as applicable, BHFS and Buyer hereby request that Context and ALPS each consent to the assignment of the ALPS Agreements respectively from BHFS to Foreside Management Services, LLC, a subsidiary of the Buyer, effective as of the date indicated below, by reflecting its duly authorized signature below. The fees paid to ALPS will remain the same and we do not anticipate that this assignment will have any effect on the services provided to Context pursuant to the ALPS Agreements. Except as specifically set forth herein, all other provisions of the ALPS Agreements shall remain in full force and effect.

Please execute this Consent and return it to us within ten (10) days of receipt. If you have any questions, please do not hesitate to contact the undersigned. Thank you.

EFFECTIVE: July 31, 2016	Sincerely,

Beacon Hill Fund Services

Agreed and consented to by:

ALPS FUND SERVICES, INC.		CONTEXT CAPITAL FUNDS

By:	/s/ Jeremy May	By:	/s/ Trent Statczar
Name: Jeremy May		Name: Trent Statczar
Title: President		Title: Treasurer